EXHIBIT 23(a)



                          CONSENT OF INDEPENDENT ACCOUNTANTS



         We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our report dated January 20, 1994 which appears on page 39 of the 1993 Annual Report to Shareholders of Bristol-
Myers Squibb Company, which is incorporated by reference in Bristol-Myers Squibb Company's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial
Statement Schedules, which appears on page 50 of such Annual
Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP



New York, New York
March 22, 1995


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